Exhibit 99.1

COURT OF APPEALS AFFIRMS SUMMARY JUDGMENT IN FAVOR OF

SOUTHWEST CASINO CORPORATION 50% JOINT VENTURE

MINNEAPOLIS, MN — June 6, 2006 — Southwest Casino Corporation (OTCBB: SWCC) announced that on June 6, 2006 the Minnesota Court of Appeals affirmed a decision by the Ramsey County District Court granting summary judgment in favor of the Minnesota Racing Commission and North Metro Harness Initiative, LLC.  The Court of Appeals upheld the District Court’s decision to dismiss claims that the Racing Commission violated Minnesota’s Open Meeting law when deciding to grant licenses to North Metro to develop and operate a harness racetrack and card room in Columbus Township, Anoka County, Minnesota.  Southwest Casino Corporation owns a 50% membership interest in North Metro.  MTR-Harness, Inc., a subsidiary of MTR Gaming Group, Inc. (Nasdaq: MNTG) also owns a 50% membership interest.  The Appellate Court’s decision may be appealed to the Minnesota Supreme Court.

The Minnesota Racing Commission voted to grant the licenses to North Metro in January of 2005, but an anti-gambling citizens group opposed to the development filed two lawsuits against the Commission in attempts to overturn the licenses and block the project.  Today’s Court of Appeals decision could be appealed to the Minnesota Supreme Court, which would then have discretion to decide whether to hear the case.  The Minnesota Supreme Court has not yet ruled on a request for review of a previous Court of Appeals decision upholding the Racing Commission’s decision to grant racing licenses to North Metro.

Regarding yesterday’s Court of Appeals decision, Jim Druck, CEO of Southwest Casino Corporation said “We are once again delighted.  The Court of Appeals has again confirmed what we always believed, that the Minnesota Commission acted properly when it decided to grant racing licenses to North Metro and that those licenses are valid and appropriate.  While the litigation process continues, we are pleased to be another step closer to starting construction.”

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates, manages and provides consulting services to casinos, gaming facilities and related amenities in various markets across the United States.  Southwest currently owns and operates three casinos in Cripple Creek, Colorado.  Southwest also provides management services to the Lucky Star Casino facilities in Concho and Clinton, Oklahoma under a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma.  Southwest recently entered into a gaming management agreement with the Otoe-Missouria Tribe of Indians under which it will manage their Seven Clans Paradise Casino in Red Rock, Oklahoma.  The contract is currently under review by the National Indian Gaming Commission and will not be effective until approved by them.  Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of any securities for sale.

This Press Release contains forward-looking statements, including statements regarding Southwest’s beliefs about Southwest’s and North Metro Harness Initiative, LLC’s business prospects.  These statements involve risks and uncertainties that could cause the statements to be incorrect or cause actual results to differ materially.  Those risks include but are not limited to project delays or termination caused by legal challenges raised by the project’s opponents; zoning, feasibility studies, unforeseen engineering, environmental, or geological problems; work stoppages, weather interference, construction delays and other risks associated with building a racing operation; regulatory approval of a card club plan of operation; and other factors described in Southwest’s periodic reports filed with the Securities and Exchange Commission.  Southwest does not undertake to update any forward-looking statements; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:	Thomas E. Fox
President
Southwest Casino Corporation
Telephone: 952-853-9990